Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Registration Statement dated October 18, 2011, of our report dated August 29, 2011, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Registration Statement.

We also consent to the use of our report dated August 29, 2011, relating to the information contained under Senior Securities on Page 73 of this Registration Statement, which is contained as Exhibit (n)(2) to the Registration Statement.

/s/ BDO USA, LLP
BDO USA, LLP
New York, New York
October 18, 2011